Exhibit 4.5

Guaranty Agreement
Dated as of June 22, 2006

Re: $37,500,000 6.41% Senior Notes, Series A, due June 15, 2013 $37,500,000 6.55% Senior Notes, Series B, due June 15, 2016
of
First Potomac Realty Investment Limited Partnership
Exhibit 2.3(a)
(to Note Purchase Agreements)

Table of Contents
(Not a part of the Agreement)
-i-

Guaranty Agreement

Re:	$37,500,000 6.41% Senior Notes, Series A, due June 15, 2013 $37,500,000 6.55% Senior Notes, Series B, due June 15, 2016
of
First Potomac Realty Investment Limited Partnership
     This Guaranty Agreement dated as of June 22, 2006 (the or this “Guaranty”) is entered into on a joint and several basis by each of the undersigned, together with any entity which may become a party hereto by execution and delivery of a Guaranty Supplement in substantially the form set forth as Exhibit A hereto (a “Guaranty Supplement”) (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”).
Recitals
     A. Each Guarantor is a wholly-owned subsidiary of First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Company”).
     B. In order to refinance certain debt and for general partnership purposes, the Company has entered into that certain Note Purchase Agreement dated as of June 22, 2006 (the “Note Purchase Agreement”) among the Company, First Potomac Realty Trust, a Maryland real estate investment trust (the “Trust”) and each of the purchasers named on Schedule A thereto (the “Initial Note Purchasers”; the Initial Note Purchasers, together with their successors, assigns or any other future holder of the Notes (as defined below), the “Holders”), providing for, inter alia, the issue and sale by the Company to the Initial Note Purchasers of (a) $37,500,000 aggregate principal amount of the Company’s 6.41% Senior Notes, Series A, due 2013 and (b) $37,500,000 aggregate principal amount of the Company’s 6.55% Senior Notes, Series B, due 2016 (collectively the “Notes”).
     C. The Initial Note Purchasers have required as a condition to their purchase of the Notes that the Company cause each of the undersigned to enter into this Guaranty and to cause each Subsidiary (as defined in the Note Purchase Agreement) which at any time and from time to time owns any Eligible Unencumbered Property (as defined in the Note Purchase Agreement) or becomes, directly or indirectly, an obligor, borrower or guarantor in respect of Indebtedness (as defined in the Note Purchase Agreement) to enter into a Guaranty Supplement, in each case as security for the Notes, and the Company has agreed to cause each of the undersigned to execute this Guaranty and to cause such Subsidiaries to execute a Guaranty Supplement, in each case in order to induce the Initial Note Purchasers to purchase the Notes and thereby benefit the Company and its Subsidiaries by providing funds to refinance certain debt and for general corporate purposes.
     D. Each of the Guarantors will derive substantial direct and indirect benefit from the sale of the Notes to the Initial Note Purchasers.

     F. Pursuant to a Trust Guaranty that is substantially similar to this Guaranty, the Trust has unconditionally guaranteed the Notes. The Trust, together with the Subsidiary Guarantors, are sometimes hereinafter referred to as the “other Guarantors.”
     Now, therefore, as required by Section 2.3 of the Note Purchase Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, each Guarantor does hereby covenant and agree, jointly and severally, as follows:
Section 1. Definitions.
     Capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
Section 2. Guaranty of Notes and Note Purchase Agreement.
     (a) Subject to the limitation set forth in Section 2(b) hereof, each Guarantor jointly and severally does hereby irrevocably, absolutely and unconditionally guarantee unto the Holders: (1) the full and prompt payment of the principal of, premium, if any, and interest on the Notes from time to time outstanding, as and when such payments shall become due and payable whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, premium, if any, or interest at the rate set forth in the Notes and interest accruing at the then applicable rate provided in the Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) in Federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (2) the full and prompt performance and observance by the Company of each and all of the obligations, covenants and agreements required to be performed or owed by the Company under the terms of the Notes and the Note Purchase Agreement and (3) the full and prompt payment, upon demand by any Holder, of all costs and expenses, legal or otherwise (including attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Holders under or in respect of the Notes, the Note Purchase Agreement or under this Guaranty or in any consultation or action in connection therewith or herewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or Note Purchase Agreement or any of the terms thereof or any other like circumstance or circumstances.
     (b) The liability of each Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of such Guarantor, contingent or otherwise, result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer, obligation or conveyance.

Section 3. Guaranty of Payment and Performance.
     This is a guarantee of payment and performance and each Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Purchase Agreement be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Notes or for this Guaranty or any other remedy. Any Holder may, at its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Notes or for this Guaranty or any other remedy. The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Indebtedness, liability or obligation of the Company or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guarantees, Indebtedness, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such Holder.
     The covenants and agreements on the part of the Guarantors herein contained shall take effect as joint and several covenants and agreements, and references to the Guarantors shall take effect as references to each of them individually and none of them shall be released from liability hereunder by reason of the guarantee ceasing to be binding as a continuing security on any other of them.
Section 4. General Provisions Relating to the Guaranty.
     (a) Each Guarantor hereby consents and agrees that any Holder or Holders from time to time, with or without any further notice to or assent from any other Guarantor may, without in any manner affecting the liability or obligations of any Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:
     (1) extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any Indebtedness, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Indebtedness, liability or obligations of the Company on the Notes, or waive any Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or this Guaranty; or
     (2) sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Indebtedness, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Indebtedness, liability or obligation of the Company on the Notes; or

     (3) settle, adjust or compromise any claim of the Company against any other Person secondarily or otherwise liable for any Indebtedness, liability or obligation of the Company on the Notes.
     Each Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.
     (b) Each Guarantor hereby waives, to the fullest extent permitted by law:
     (1) notice of acceptance of this Guaranty by the Holders or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that every Indebtedness, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty);
     (2) demand of payment by any Holder from the Company or any other Person indebted in any manner on or for any of the Indebtedness, liabilities or obligations hereby guaranteed; and
     (3) presentment for the payment by any Holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Guarantor.
     The obligations of each Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination (other than by payment in full of the Notes and the obligations of the Company under the Note Purchase Agreement), whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.
     (c) The obligations of the Guarantors hereunder shall be binding upon the Guarantors and their successors and assigns, and shall remain in full force and effect until the entire principal, interest and premium, if any, on the Notes and all other sums due pursuant to Section 2 shall have been paid and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to or the consent of the Guarantors:
     (1) the genuineness, validity, regularity or enforceability of the Notes, the Note Purchase Agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Company, any other Guarantors or any other Person on or in respect of the Notes or under the Note Purchase Agreement or the power or authority or the lack of power or authority of the Company to issue the Notes or the Company to execute and deliver the Note Purchase Agreement or of any other Guarantors to execute and deliver this Guaranty or any other agreement or to perform any of its obligations hereunder or the existence or continuance of the Company or any other Person as a legal entity; or
     (2) any default, failure or delay, willful or otherwise, in the performance by the Company, any other Guarantor or any other Person of any obligations of any kind or character whatsoever under the Notes, the Note Purchase Agreement or this Guaranty; or
     (3) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, any other Guarantor or any other Person or in respect of the property of the Company, any other Guarantor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company, any other Guarantor or any other Person; or
     (4) impossibility or illegality of performance on the part of the Company, any other Guarantor or any other Person of its obligations under the Notes, the Note Purchase Agreement or this Guaranty; or
     (5) in respect of the Company, any other Guarantors or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, any other Guarantors or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, any other Guarantors or any other Person and whether or not of the kind hereinbefore specified; or
     (6) any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Company, any Guarantor or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by the Company, any Guarantor or any other Person, or against any sums payable in respect of the Notes or under the Note Purchase Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or
     (7) any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company, any Guarantor or any other Person of its respective obligations under or in respect of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or
     (8) the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or
     (9) any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to any Guarantor of failure of the Company, any Guarantor or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, the Note Purchase Agreement or this Guaranty or failure to resort for payment to the Company, any other Guarantor or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or
     (10) the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note Purchase Agreement, or the sale, release, substitution or exchange of any security for the Notes; or
     (11) any merger or consolidation of the Company, any other Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company, any other Guarantor or any other Person to any other Person, or any change in the ownership of any shares of the Company, any other Guarantor or any other Person; or
     (12) any defense whatsoever that: (i) the Company or any other Person might have to the payment of the Notes (principal, premium, if any, or interest), other than payment thereof in Federal or other immediately available funds, or (ii) the Company or any other Person might have to the performance or observance of any of the provisions of the Notes or the Note Purchase Agreement, whether through the satisfaction or purported satisfaction by the Company, any other Guarantor or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise, other than the defense of indefeasible payment in full in cash of the Notes; or
     (13) any act or failure to act with regard to the Notes, the Note Purchase Agreement or this Guaranty or anything which might vary the risk of any Guarantor or any other Person; or
     (14) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other Person in respect of the obligations of any Guarantor or other Person under this Guaranty or any other agreement, other than the defense of indefeasible payment in full in cash of the Notes;
provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty and the parties hereto that the obligations of each Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of, premium, if any, and interest on the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided and all other sums due and payable under the Note Purchase Agreement, at the place specified in and all in the manner and with the effect provided in the Notes and the Note Purchase Agreement, as each may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under or in respect of the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Note Purchase Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.
     (d) All rights of any Holder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the valid and legal transfer of such Note pursuant to the Note Purchase Agreement whether with or without the consent of or notice to the Guarantors under this Guaranty or to the Company.
     (e) To the extent of any payments made under this Guaranty, the Guarantors shall be subrogated to the rights of the Holder or Holders upon whose Notes such payment was made, but each Guarantor covenants and agrees that such right of subrogation shall be junior and subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Company with respect to the Notes and the Note Purchase Agreement and by the Guarantors under this Guaranty, and the Guarantors shall not take any action to enforce such right of subrogation, and the Guarantors shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Company under or in respect of the Notes and the Note Purchase Agreement and all amounts due and owing by the Guarantors hereunder have indefeasibly been finally paid in cash in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the indefeasible payment in cash in full of the Notes and all other amounts payable under the Notes, the Note Purchase Agreement and this Guaranty, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under the Note Purchase Agreement and this Guaranty, whether matured or unmatured. Each Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.
     (f) To the extent of any payments made under this Guaranty, each Guarantor making such payment shall have a right of contribution from the other Guarantors, but such Guarantor covenants and agrees that such right of contribution shall be subordinate in right of payment to the rights of the Holders for which full payment has not been made or provided for and, to that end, such Guarantor agrees not to claim or enforce any such right of contribution unless and until all of the Notes and all other sums due and payable under the Note Purchase Agreement have been fully and irrevocably paid and discharged.
     (g) Each Guarantor agrees that to the extent the Company, any other Guarantor or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantors’ obligations hereunder, as if said payment had not been made. The liability of the Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.
     (h) No Holder shall be under any obligation: (1) to marshal any assets in favor of the Guarantors or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligations of the Guarantors hereunder or (2) to pursue any other remedy that the Guarantors may or may not be able to pursue themselves and that may lighten the Guarantors’ burden, any right to which each Guarantor hereby expressly waives.
     (i) The obligations of each Guarantor under this Guaranty rank pari passu in right of payment with all other Indebtedness of such Guarantor which is not secured or which is not expressly subordinated in right of payment to any other Indebtedness of such Guarantor.
Section 5. Representations and Warranties of the Guarantors.
     Each Guarantor represents and warrants to each Holder that:
     (a) Such Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the business, operations, financial condition, assets or properties of such Guarantor and its subsidiaries, taken as a whole, or (2) the ability of such Guarantor to perform its obligations under this Guaranty, or (3) the validity or enforceability of this Guaranty (herein in this Section 5, a “Material Adverse Effect”). Such Guarantor has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty and to perform the provisions hereof.

     (b) This Guaranty has been duly authorized by all necessary action on the part of such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (c) The execution, delivery and performance by such Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its subsidiaries under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, charter document or by-law, or any other agreement or instrument to which such Guarantor or any of its subsidiaries is bound or by which such Guarantor or any of its subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any of its subsidiaries or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the such Guarantor or any of its subsidiaries.
     (d) Other than state securities or “blue sky” requirements, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty.
     (e) Such Guarantor is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Such Guarantor does not intend to incur, or believe or should have believed that it will incur, debts beyond its ability to pay such debts as they become due. Such Guarantor will not be rendered insolvent by the execution and delivery of, and performance of its obligations under, this Guaranty. Such Guarantor does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations under, this Guaranty.
Section 6. Guarantor Covenants.
     Section 6.1. Note Purchase Agreement Covenants. From and after the date of issuance of the Notes by the Company and continuing so long as any amount remains unpaid thereon each Guarantor agrees to comply with the terms and provisions of Sections 9.1, 9.2, 9.3, 9.4 and 9.5 of the Note Purchase Agreement, insofar as such provisions apply to such Guarantor, as if said Sections were set forth herein in full.
     Section 6.2. Guaranty to Rank Pari Passu. This Guaranty and all other obligations under this Guaranty of the Guarantors are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Senior Indebtedness (actual or contingent) of the Guarantors which is not expressed to be subordinate or junior in rank to any other unsecured Senior Indebtedness of the Guarantors.
Section 7. [Reserved].
Section 8. Governing Law.
     (a) This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     (b) Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating solely to this Guaranty or the Notes. To the fullest extent permitted by applicable law, such Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (c) Each Guarantor consents to process being served in any suit, action or proceeding solely by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 11 or at such other address of which such Holder shall then have been notified pursuant to said Section. Such Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (d) Nothing in this Section 8 shall affect the right of any Holder to serve process in any manner permitted by law, or limit any right that the Holders may have to bring proceedings against such Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     (e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Guaranty, the notes or any other document executed in connection herewith or therewith.
     (f) Each Guarantor hereby irrevocably appoints the Company to receive for it, and on its behalf, service of process in the United States.

Section 9. [Reserved].
Section 10. Amendments, Waivers and Consents.
     (a) This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders.
     (b) The Guarantors will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Guarantors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 10 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.
     (c) The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder even if such Holder did not consent to such waiver or amendment.
     (d) Any amendment or waiver consented to as provided in this Section 10 applies equally to all Holders and is binding upon them and upon each future holder and upon the Guarantors. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantors and any Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.
     (e) Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty, Notes directly or indirectly owned by any Guarantor, the Company or any of their respective subsidiaries or Affiliates shall be deemed not to be outstanding.
Section 11. Notices; English Language.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

     (1) if to an Initial Note Purchaser or such Initial Note Purchaser’s nominee, to such Initial Note Purchaser or such Initial Note Purchaser’s nominee at the address specified for such communications in Schedule A to the Note Purchase Agreement, or at such other address as such Initial Note Purchaser or such Initial Note Purchaser’s nominee shall have specified to any Guarantor or the Company in writing,
     (2) if to any other Holder, to such Holder at such address as such Holder shall have specified to any Guarantor or the Company in writing, or
     (3) if to any Guarantor, to such Guarantor c/o the Company at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, to the attention of Joel Bonder, Esq., General Counsel, or at such other address as such Guarantor shall have specified to the Holders in writing.
Notices under this Section 11 will be deemed given only when actually received.
     Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Guaranty shall be in English or accompanied by an English translation thereof.
Section 12. Miscellaneous.
     (a) No remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any Holder to exercise any remedy reserved to it under the Guaranty, it shall not be necessary for such Holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.
     (b) The Guarantors will pay all sums becoming due under this Guaranty by the method and at the address specified in the Note Purchase Agreement, or by such other method or at such other address as any Holder shall have from time to time specified to the Guarantors in writing for such purpose, without the presentation or surrender of this Guaranty or any Note.
     (c) Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     (d) If the whole or any part of this Guaranty shall be now or hereafter become unenforceable against any one or more of the Guarantors for any reason whatsoever or if it is not executed by any one or more of the Guarantors, this Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Guarantors.
     (e) This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns so long as its Notes remain outstanding and unpaid.
     (f) This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 13. Indemnity
     To the fullest extent of applicable law, each Guarantor shall indemnify and save each Holder harmless from and against any losses which may arise by virtue of any of the obligations hereby guaranteed being or becoming for any reason whatsoever in whole or in part void, voidable, contrary to law, invalid, ineffective or otherwise unenforceable by the Holder or any of them in accordance with its terms (all of the foregoing collectively, an “Indemnifiable Circumstance”). For greater certainty, these losses shall include without limitation all obligations hereby guaranteed which would have been payable by the Company but for the existence of an Indemnifiable Circumstance, net of any withholding or deduction of or on account of any Relevant Tax in accordance with Section 7 hereof; provided, however, that the extent of the Guarantor’s aggregate liability under this Section 13 shall not at any time exceed the amount (but for any Indemnifiable Circumstance) otherwise guaranteed pursuant to Section 2.
[Intentionally Blank]

     In Witness Whereof, the undersigned has caused this Guaranty to be duly executed by an authorized representative as of this 22nd day of June, 2006.

Airpark Place, LLC, a Delaware limited company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Crossways II LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Aquia Two, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

15395 John Marshall Highway, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Windsor at Battlefield, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Reston Business Campus, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Gateway Manassas II, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

1400 Cavalier, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

FP Campostella Road, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

FP Diamond Hill, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Gateway Hampton Roads, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Virginia Center, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Linden II, LLC, a Delaware limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Lucas Way Hampton, LLC, a Virginia limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

FP Rivers Bend, LLC, a Virginia limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

1441 Crossways Blvd., LLC, a Virginia limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

FP Northridge, LLC, a Virginia limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

FPR Holdings Limited Partnership, a Delaware limited partnership

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

FP Sterling Park I, LLC, a Virginia limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

FP Sterling Park II, LLC, a Virginia limited liability company

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Its: Executive Vice President and
Chief Financial Officer

Accepted and Agreed:

First Potomac Realty Investment Limited Partnership

By:	First Potomac Realty Trust, Its sole general partner

By:	/s/ Barry H. Bass Name: Barry H. Bass
Title: Executive Vice President and Chief Financial Officer

First Potomac Realty Trust

By:	/s/ Barry H. Bass Name: Barry H. Bass
Title: Executive Vice President and Chief Financial Officer

Guaranty Supplement
To the Holders of the Notes, (as hereinafter
  defined) of First Potomac Realty Investment
  Limited Partnership (the “Company”)
Ladies and Gentlemen:
     Whereas, in order to refinance certain debt and for general corporate purposes, the Company issued (a) $37,500,000 aggregate principal amount of the Company’s 6.41% Senior Notes, Series A, due 2013 and (b) $37,500,000 aggregate principal amount of the Company’s 6.55% Senior Notes, Series B, due 2016 (collectively the “Notes”) pursuant to that certain Note Purchase Agreement dated as of June 22, 2006 (the “Note Purchase Agreement”) among the Company, First Potomac Realty Trust, a Maryland real estate investment trust (the “Trust”) and each of the purchasers named on Schedule A thereto (the “Initial Note Purchasers”).
     Whereas, as a condition precedent to their purchase of the Notes, the Initial Note Purchasers required that certain subsidiaries of the Company enter into a Guaranty Agreement as security for the Notes (the “Guaranty”).
     Pursuant to Section 9.7 of the Note Purchase Agreement, the Company has agreed to cause the undersigned,                     , a                      organized under the laws of                      (the “Additional Guarantor”), to join in the Guaranty. In accordance with the requirements of the Guaranty, the Additional Guarantor desires to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty attached hereto so that at all times from and after the date hereof, the Additional Guarantor shall be jointly and severally liable as set forth in the Guaranty for the obligations of the Company under the Note Purchase Agreement and Notes to the extent and in the manner set forth in the Guaranty.
     The undersigned is the duly elected                      of the Additional Guarantor, a subsidiary of the Company, and is duly authorized to execute and deliver this Guaranty Supplement to each of you. The execution by the undersigned of this Guaranty Supplement shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Guaranty and by such execution the Additional Guarantor shall be deemed to have made in favor of the Holders the representations and warranties set forth in Section 5 of the Guaranty.
     In the event the Additional Guarantor is organized under the laws of any jurisdiction other than any state of the United States or the District of Columbia, the following paragraphs (A), (B) and (C) shall be deemed incorporated in the Guaranty as if such paragraphs were set forth therein in full:

     A. Payments Free and Clear of Taxes.
     All payments whatsoever under this Guaranty will be made by such Guarantor in lawful currency of the United States of America free and clear of, and without liability or withholding or deduction for or on account of, any present or future [Taxes] of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.
     If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by a Guarantor under this Guaranty, such Guarantor will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each Holder such additional amounts as may be necessary in order that the net amounts paid to such Holder pursuant to the terms of this Guaranty after such deduction, withholding or payment (including without limitation any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such Holder under the terms of this Guaranty before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:
     (a) any Tax that would not have been imposed but for the existence of any present or former connection between such Holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation or any Person other than the Holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including without limitation such Holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for such Guarantor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Guaranty or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax; or
     (b) any Tax that would not have been imposed but for the delay or failure by such Holder (following a written request by such Guarantor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such Holder to avoid or reduce such Taxes and that in the case of any of the foregoing would not result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Holder, provided that such Holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms as may be specified in a written request of such Guarantor no later than 60 days after receipt by such Holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or
     (c) any combination of clauses (a) and (b) above;
and provided, further, that in no event shall such Guarantor be obligated to pay such additional amounts (i) to any Holder not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that such Guarantor would be obligated to pay if such Holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty at the time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) to any Holder registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and such Guarantor shall have given timely notice of such law or interpretation to such Holder.
     By acceptance of any Note, each Holder agrees that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by such Guarantor all such forms, certificates, documents and returns provided to such Holder by such Guarantor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such Holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide such Guarantor with such information with respect to such Holder as such Guarantor may reasonably request in order to complete any such Forms, provided that nothing in this [Paragraph A.] shall require any Holder to provide information with respect to any such Form or otherwise if in the opinion of such Holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such Holder, and provided further that each such Holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such Holder to such Guarantor or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of such Guarantor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.
     On or before the date of the Closing such Guarantor will furnish you with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in a Taxing Jurisdiction pursuant to clause (b) of the first paragraph of this [Paragraph A.] if any, and in connection with the transfer of any Note such Guarantor will furnish the transferee of such Note with copies of any Form and English translation then required.
     If any payment is made by such Guarantor to or for the account of the Holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Guarantor pursuant to this [Paragraph A.], then, if such Holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such Holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Guarantor such amount as such Holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of any Holder to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Holder shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any Holder to disclose any information relating to its tax affairs or any computations in respect thereof.
     Such Guarantor will furnish the Holders, promptly and in any event within 60 days after the date of any payment by such Guarantor of any Tax in respect of any amounts paid under this Guaranty, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Guarantor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Holder.
     If such Guarantor makes payment to or for the account of any Holder and such Holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such Holder shall, as soon as practicable after receiving written request from such Guarantor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by such Guarantor, subject, however, to the same limitations with respect to Forms as are set forth above.
     The obligations of such Guarantor under this [Paragraph A.] shall survive the payment or transfer of any Note and the provisions of this [Paragraph A.] shall also apply to successive transferees of the Notes.
     B. Agent.
     Each Guarantor hereby irrevocably appoints [                    ] to receive for it, and on its behalf, service of process in the United States.
     C. Judgments.
     Any payment on account of an amount that is payable hereunder or in [U.S. Dollars] which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such Guarantor, shall constitute a discharge of the obligation of such Guarantor under this Guaranty only to the extent of the amount of U.S. Dollars which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of

U.S. Dollars that could be so purchased is less than the amount of U.S. Dollars originally due to such Holder, such Guarantor agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.
     Upon execution of this Guaranty Supplement, the Guaranty shall be deemed to be amended as set forth above. Except as amended herein, the terms and provisions of the Guaranty are hereby ratified, confirmed and approved in all respects.

     Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Guaranty without making specific reference to this Guaranty Supplement, but nevertheless all such references shall be deemed to include this Guaranty Supplement unless the context shall otherwise require.
     Dated:                     , ___.

[Name of Additional Guarantor]

By
Its